UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Public Service Enterprise Group Incorporated

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Public Service Enterprise Group Incorporated
80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 21, 2006
AND
PROXY STATEMENT

To the Stockholders of Public Service Enterprise Group Incorporated:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated (PSEG) will be held at the New Jersey Performing Arts Center, One Center Street, Newark, New Jersey, on November 21, 2006, at 2:00 P.M., for the following purposes:

       1.   To elect three members of Class I of the Board of Directors to hold office until the Annual Meeting of Stockholders in 2009, and one member of Class III of the Board of Directors to hold office until the Annual Meeting of Stockholders in 2008, in each case until their respective successors are elected and qualified;

       2.   To consider and act upon the ratification of the appointment of Deloitte & Touche LLP as independent auditor for the year 2006;

       3.   To consider and act upon a stockholder proposal relating to executive compensation, if the proponent presents the proposal at the meeting; and

       4.   To transact such other business as may properly come before said meeting or any adjournment thereof.

       Stockholders entitled to vote at the meeting are the holders of Common Stock of record at the close of business on September 29, 2006.

       The 2006 Annual Meeting of Stockholders is being held in November following termination of the proposed merger with Exelon Corporation. In 2007, PSEG plans to hold the Annual Meeting in April, consistent with past practice.

By order of the Board of Directors,

EDWARD J. BIGGINS, JR. Secretary

October 2, 2006

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY FORM PROMPTLY. TELEPHONE AND ELECTRONIC VOTING ARE ALSO AVAILABLE. PLEASE USE THE TOLL-FREE TELEPHONE NUMBER OR THE INTERNET ADDRESS SHOWN ON THE PROXY FORM.

INTRODUCTION

       This Proxy Statement is furnished in connection with the solicitation of proxies by Public Service Enterprise Group Incorporated (PSEG) on behalf of its Board of Directors to be voted at its 2006 Annual Meeting of Stockholders. PSEG is a public utility holding company that owns directly four subsidiaries: Public Service Electric and Gas Company (PSE&G), which is an operating electric and gas utility; PSEG Power LLC (Power), which is an electric generation and wholesale energy marketing and trading company; PSEG Energy Holdings L.L.C. (Energy Holdings), which directly owns energy-related businesses that operate electric generation and distribution in selected international and domestic markets and provide capital to finance energy-related assets; and PSEG Services Corporation (Services), which provides management and administrative services to PSEG and its subsidiaries. The complete mailing address of the principal executive offices of PSEG is 80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171, telephone (973) 430-7000. PSEG's Internet website is www.pseg.com. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to security holders and made available electronically via the Internet was October 9, 2006.

       Every vote is important. Accordingly, each stockholder is urged to sign, date and return the accompanying proxy form whether or not he or she plans to attend the meeting. In the alternative, stockholders of record may vote their proxies using the toll-free telephone number listed on the proxy form or via the Internet at the electronic address also listed on the proxy form. When a proxy form is returned properly dated and signed, or properly voted telephonically or electronically, the shares represented thereby will be voted by the persons named as proxies in accordance with the voting stockholder's directions.

       Stockholders may specify their choices by marking the appropriate boxes on the enclosed proxy form. If a proxy form is dated, signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors. Stockholders voting telephonically or electronically should follow the directions given during the call or on the computer screen.

       For shares held in the name of a bank or broker, stockholders should follow the voting instructions on the form received from such bank or broker. For such shares, the availability of telephone or Internet voting will depend on the voting processes of the relevant bank or broker.

       PSEG requests that if a stockholder plans to attend the Annual Meeting, he or she should indicate so on the proxy form or in voting shares telephonically or electronically. AN ADMISSION TICKET IS PRINTED ON THE TOP PORTION OF EACH PROXY FORM AND SHOULD BE USED BY EACH STOCKHOLDER WHO PLANS TO ATTEND THE ANNUAL MEETING. The meeting will be held at the New Jersey Performing Arts Center, One Center Street, Newark, New Jersey.

       The Annual Meeting is being held in November following the termination of the proposed merger with Exelon Corporation.

       A proxy given in the form which accompanies this Proxy Statement or a vote telephonically or electronically is revocable. However, by law, the presence at the Annual Meeting of a stockholder who has given such a proxy will not revoke the proxy, unless the stockholder files a written notice of such revocation with the Secretary of PSEG prior to the voting of the proxies at the meeting, or the stockholder votes the shares subject to the proxy by written ballot.

VOTING SECURITIES

       Holders of record of the 252,099,066 shares of PSEG Common Stock outstanding at the close of business on September 29, 2006 will have one vote per share. The holders of Common Stock entitled to cast a majority of the votes at the meeting, present in person or represented by proxy, will constitute a quorum. All votes cast by proxy or in person will be counted. Abstentions and broker non-votes will not be counted, except for establishing a quorum. Under New York Stock Exchange Inc. (NYSE) rules, unless a bank or broker receives voting instructions on the stockholder proposal, a broker non-vote will occur with respect to that matter. All votes will be tabulated by an independent inspector of elections.

       The accompanying proxy includes any shares registered in the names listed thereon in Enterprise Direct (formerly, the Dividend Reinvestment and Stock Purchase Plan) and the PSEG Employee Stock Purchase Plan. If no instructions are received with respect to shares held in Enterprise Direct, the administrator of that plan will vote those shares in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. If no instructions are received with respect to shares held in the PSEG Employee Stock Purchase Plan, the shares will not be voted.

       Participants in the PSEG Thrift and Tax-Deferred Savings Plan or PSEG Employee Savings Plan will receive a separate direction card from the respective plan's trustee for shares that have been allocated to their accounts under the Enterprise Common Stock Fund and their ESOP Accounts. The trustee will vote the shares of PSEG Common Stock beneficially owned by the participant under the respective plan in accordance with such participant's instructions. If no instructions are received, the shares will not be voted.

       Stockholders are entitled to cumulative voting in the election of directors. This means that stockholders may cast with respect to the class to be elected a number of votes equal to the number of votes to which their shares are entitled, multiplied by the number of directors to be elected in that class. The votes may be cast for the election of one nominee or may be distributed among as many nominees in that class as desired.

CORPORATE GOVERNANCE

       Management of PSEG is under the general direction of the Board of Directors. The Board of Directors has adopted and operates under the PSEG Corporate Governance Principles which reflect PSEG's current governance practices in accordance with applicable statutory and regulatory requirements, including those of the United States Securities and Exchange Commission (SEC) and the NYSE. The Corporate Governance Principles are posted on PSEG's website, www.pseg.com/investor/governance. A copy is available upon request made to PSEG.

       Under the Corporate Governance Principles and the requirements of the NYSE, the Board must consist of a majority of independent directors. The Board has established standards for director independence, which are set forth in the Corporate Governance Principles. These standards require that to be independent, a director may not be an employee and no member of the director's immediate family may be an executive officer of PSEG or its subsidiaries, or any company where any executive of PSEG or its subsidiaries serves on the compensation committee, or that makes payments to or receives payments from PSEG or its subsidiaries in any year more than the greater of $1 million or 2% of such company's consolidated gross revenue, nor may any of them receive more than $50,000 in direct compensation (other than fees and compensation provided to directors generally) or be affiliated or employed by PSEG's independent auditor. In addition, to be independent, a director may not be an executive officer of a charity if contributions by PSEG and its subsidiaries exceed the greater of $1 million or 2% of the charity's consolidated gross revenue. These limitations apply for three years after the end of the applicable affiliation or arrangement. As determined by the Board, all of the current directors, with the exception of E. James Ferland, the Chairman of the Board, President and Chief Executive Officer, are independent under the Corporate Governance Principles and the requirements of the NYSE. This determination was based upon a review of the questionnaires submitted by each of the PSEG directors, relevant business records of PSEG, publicly available information and the applicable SEC and NYSE requirements.

       PSEG has adopted a code of ethics entitled PSEG Standards of Integrity applicable to it and all its subsidiaries. The Standards of Integrity are an integral part of PSEG's business conduct compliance program and embody the commitment of PSEG and its subsidiary companies to conduct operations in accordance with the highest legal and ethical standards. The Standards of Integrity apply to all PSEG directors, employees, contractors and consultants, worldwide. Each such person is responsible for understanding and complying with the Standards of Integrity. The Standards of Integrity are posted on PSEG's website, www.pseg.com/investor/governance. A copy is also available upon request made to PSEG.

       The Board has had for a number of years an Audit Committee, a Corporate Governance Committee and an Organization and Compensation Committee, each consisting solely of independent directors. As discussed more fully below, each of these committees has a charter that defines its roles and responsibilities. The charters are posted on PSEG's website, www.pseg.com/investor/governance. Copies are also available upon request made to PSEG.

       The Board of Directors holds regular monthly meetings, except in February, May and August, and meets on other occasions when circumstances require. The Board met nine times in 2005, and, on average, the meetings lasted approximately three hours. Directors spend additional time preparing for Board and committee meetings they attend and they are called upon for counsel between meetings. In addition, during 2005, Caroline Dorsa, E. James Ferland, Albert R. Gamper, Jr. and Conrad K. Harper served on the board of directors of PSE&G. Mr. Ferland also served on the boards of directors of Energy Holdings, Power and Services. The PSE&G board met nine times in 2005. Committee membership and membership on the PSE&G board is shown in the biographies under “Election of Directors.”

       The Corporate Governance Principles adopted by the Board of Directors provide that it will meet periodically on a regular basis at least twice each year in executive session without management in attendance. In such cases, the Board designates a non-management director to chair the meeting who is the independent Committee Chair most closely associated with the business at hand. During 2005, four executive sessions were held with only independent directors present. In addition, the Audit Committee, the Corporate Governance Committee and the Organization and Compensation Committee each meet periodically with only independent directors present.

       Under the Corporate Governance Principles, each director is expected to attend all Board meetings and all meetings of committees of which such director is a member, as well as the Annual Meeting of Stockholders. Meeting materials are provided to Board and Committee members prior to meetings, and members are expected to review such materials prior to each meeting.

       Under the retirement policy for directors, directors who have never been employees of the PSEG group of companies and directors who are former chief executive officers of PSEG may not serve as directors beyond the Annual Meeting of Stockholders following their seventy-second birthday. Directors who are former employees, other than chief executive officers, may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the PSEG group of companies. In addition, directors must submit a letter of resignation upon a change in primary employment.

       As set forth in the Corporate Governance Principles, stockholders and other interested parties may communicate directly with the Board, including the independent directors of PSEG, by writing to Edward J. Biggins, Jr., Secretary of PSEG, at Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171, and indicating who should receive the communication. Unless the context otherwise requires, the Secretary will provide the communication to the Chair of the Board Committee most closely associated with the nature of the request.

Committees of the Board

       The committees of the Board and their principal functions are as follows:

       Audit Committee

       Assists the Board in fulfilling its responsibility for oversight of the integrity of PSEG's financial statements, and the quality and integrity of the accounting, auditing and financial reporting practices of PSEG, with open and free access to all information of PSEG and its subsidiaries. Solely responsible for the appointment, termination, compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee. Reviews independence of independent auditor, services provided by them, their fees and peer review reports of their performance. Pre-approves the services provided and fees paid to the independent auditor for all services provided to PSEG and its subsidiaries. Reviews with the independent auditor, management and internal auditors the annual audited and quarterly financial statements and evaluates the acceptability and quality of such financial statements and PSEG's accounting, reporting and auditing practices. Generally discusses earnings press releases, financial information and earnings guidance provided to analysts and rating agencies, as well as policies with respect to risk assessment and risk management. Recommends to the Board of Directors the inclusion of the audited financial statements in PSEG's Annual Report on Form 10-K. Resolves any disagreements which may arise between management and the independent auditor regarding financial reporting.

       Annually reviews and assesses the Audit Committee Charter. Provides oversight of the internal audit and environmental, health and safety audit functions of PSEG. Reviews annual audit reports of both independent and internal auditors, as well as environmental health and safety auditors. Reviews planned scope of future audits. Ascertains implementation of auditors' recommendations. Reviews internal auditing procedures and internal accounting controls. Reviews adequacy and implementation of policies and practices relating to accounting, financial reporting, internal auditing, operating controls, business conduct compliance program (including environmental health and safety compliance) and business ethics. Meets privately with representatives of the independent auditor, internal auditors and environmental auditors. Reviews the status of pending material litigation, as well as legal and business conduct compliance. Reviews compliance with legal and regulatory requirements.

       The Audit Committee is comprised of three or more independent directors, as defined by the Board, who are generally knowledgeable in financial matters, including at least one member with accounting or financial management expertise. In addition to meeting the requirements for being an independent director, members may receive no direct or indirect compensation from PSEG or its subsidiaries, other than as a director or committee member, and may not be affiliated with PSEG or its subsidiaries, in accordance with applicable legal requirements.

       The Board determines annually, and upon a change in Audit Committee composition, the independence, financial literacy and financial expertise of the Audit Committee members and makes written affirmation to the NYSE in accordance with its rules. In accordance with the rules of the SEC and the NYSE, PSEG maintains an Audit Committee consisting solely of directors who are independent of management. Also, in accordance with the NYSE rules, the Board has determined that all members of the Audit Committee are financially literate and, in addition, that each member of the Audit Committee possesses financial expertise, as defined in NYSE rules. The Board of Directors further has determined that each of the members of PSEG's Audit Committee, Albert R. Gamper, Jr., Caroline Dorsa, William V. Hickey, Shirley Ann Jackson, Thomas A. Renyi and Richard J. Swift (a member until October 1, 2006), is an “audit committee financial expert” as defined under the Sarbanes-Oxley Act of 2002 and the rules of the SEC.

       PSEG and the Board believe that the current composition of the Audit Committee provides that Committee with the requisite expertise and experience to recommend to the Board of Directors the inclusion of PSEG's financial statements in the Annual Report on Form 10-K. The Board will consider this matter annually as a part of its ongoing governance review. The Audit Committee will also continue its assessment and enhancement of governance practices, including assurance that there exist adequate independent procedures for receipt and treatment of complaints regarding accounting, internal controls or auditing matters.

       The Audit Committee meets at least four times per year, and in executive session without management present, at least three times per year. The Audit Committee held ten meetings in 2005. The Audit Committee Report appears below on page 20. The Audit Committee Charter is attached as Appendix A and posted on PSEG's website, www.pseg.com/investor/governance. A copy is also available upon request made to PSEG.

       Corporate Governance Committee

       Monitors the composition of the Board to assure a reasonable balance of professional interests, business experience, financial expertise and independence. Considers qualifications of Board members and evaluates prospective nominees identified by the Corporate Governance Committee or by other Board members, management, stockholders or other sources. The Corporate Governance Committee retains for a fee third-party executive search firms to assist it in identifying and recruiting potential nominees for consideration for election to the Board. Recommends to the Board membership changes and nominees to maintain requisite balance. Also considers the amount of time that a person will likely have to devote to his or her duties as a director, including non-PSEG responsibilities as an executive officer, board member or trustee of businesses and charitable institutions, and the contribution by directors to the ongoing business of PSEG. Further evaluates the continuity current directors bring to service on the Board versus the benefit from new ideas and perspectives that new members bring to the Board. The Committee does not believe it is appropriate to set limits on outside board memberships or the length a director's term, but monitors the above factors to attempt to assure that the Board contains an effective mix of people to best further PSEG's long-term business interests. The Corporate Governance Committee utilizes the same criteria to evaluate all potential nominees, including those recommended by stockholders or from other sources.

       Periodically evaluates performance of the Board and its committees, including a review of the size, structure and composition of the Board and its committees and their governance practices and makes recommendations to the Board. Makes recommendations to the Board to improve effectiveness of the Board and its committees. Recommends to the Board the chairs and members of Board committees.

       Membership consists of three or more independent directors. Meetings are held at least two times per year, and in executive session without management present at least once per year. The Corporate Governance Committee met three times in 2005. The Corporate Governance Committee Charter is posted on PSEG's website, www.pseg.com/investor/governance. A copy is available upon request made to PSEG.

       The Corporate Governance Committee will consider stockholders' recommendations for nominees for election to the Board of Directors. Such recommendations must be submitted in writing to Edward J. Biggins, Jr., Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171. Nominations must be accompanied by the written consent of any such person to serve if nominated and elected and by biographical material to permit evaluation of the individual recommended. In addition, the By-Laws of PSEG require that stockholder nominations must be submitted at least 90 days in advance of an Annual Meeting of Stockholders.

       The Corporate Governance Committee seeks candidates for the Board of Directors with an attained position of leadership in their field of endeavor, breadth of experience and sound business judgment. It is the policy of the Board of Directors that a person who is not an employee of PSEG shall not be recommended initially to the stockholders for election as a director unless it appears that, consistent with the retirement policy for directors referred to above, such person would be available to serve as a director for at least five years.

       Executive Committee

       Except as otherwise provided by law, the Executive Committee has and may exercise all the authority of the Board of Directors when the Board is not in session. Membership consists of the Chairman of the Board and at least one independent director. This Committee meets only if it is impracticable to convene the full Board. It did not meet during 2005.

       Finance Committee

       Considers financial policies, or changes therein, before presentation to the Board of Directors. Periodically reviews and makes recommendation to the Board of Directors regarding PSEG's financial planning and significant financial decisions. Makes recommendations to the Board of Directors regarding the issuance and sale of securities and project investment and cash investment guidelines. Consists of three or more members, the majority of which are independent directors. Meets at least three times per year. The Finance Committee held four meetings in 2005.

       Nuclear Committee

       Provides an independent basis for evaluating the safety and effectiveness of PSEG's nuclear operations. Specific attention is provided to evaluation of overall management attention to nuclear safety, regulatory issues, other evaluations of nuclear operations and to improvement in operations. Consists of three or more independent directors and meets at least three times per year. The Nuclear Committee held three meetings in 2005.

       Organization and Compensation Committee

       Reviews, approves and modifies, as necessary, PSEG's executive compensation policy. Studies and makes recommendations to the Board of Directors concerning corporate organization in general and compensation for directors and certain executives. Administers the compensation program for executive officers and key employees. Makes comparative studies and reports to the Board of Directors with respect to compensation for directors who are not officers. Reviews and makes recommendations to the Board of Directors with respect to certain incentive compensation programs for officers and other key employees and certain benefit plans for directors and officers. Reviews and approves corporate goals and objectives relevant to Chief Executive Officer (CEO) compensation, evaluates the CEO's performance in light of those goals and objectives and, with the independent Board members, determines and approves the CEO's compensation level based on this evaluation. Administers certain benefit plans for directors and officers. Annually reviews management succession and development plans and performance reviews for the CEO and certain other key members of management. Retains independent compensation consultants to assist it in designing compensation programs that are consistent with comparable industry practices.

       Consists of three or more independent directors who meet at least two times per year and in executive session at least two times per year, without management present. The Organization and Compensation Committee held seven meetings in 2005. The Organization and Compensation Committee Report on Executive Compensation appears below on page 18. The Organization and Compensation Committee Charter is posted on PSEG's website, www.pseg.com/investor/governance. A copy is also available upon request made to PSEG.

Code of Ethics

       PSEG has adopted its Standards of Integrity (Standards) as a code of ethics applicable to it and its subsidiaries, including PSE&G, Power and Energy Holdings. The Standards are an integral part of PSEG's business conduct compliance program and embody the commitment of PSEG and its subsidiary companies to conduct operations in accordance with the highest legal and ethical standards. The Standards apply to all PSEG directors, employees (including PSEG's, PSE&G's, Power's and Energy Holdings' respective principal executive officer, principal financial officer, principal accounting officer or Controller and persons performing similar functions), contractors and consultants, worldwide. Each such person is responsible for understanding and complying with the Standards.

       The Standards establish a set of common expectations for behavior to which each employee must adhere in dealings with investors, customers, fellow employees, competitors, vendors, government officials, the media and all others who may associate their words and actions with PSEG. The Standards have been developed to provide reasonable assurance that, in conducting PSEG's business, employees behave ethically and in accordance with the law and do not take advantage of investors, regulators or customers through manipulation, abuse of confidential information or misrepresentation of material facts.

       Any amendment (other than technical, administrative or non-substantive) to or a waiver from the Standards that applies to any director or PSEG's, PSE&G's, Power's or Energy Holdings' principal executive officer, principal financial officer, principal accounting officer or Controller, or persons performing similar functions and that relates to any element enumerated by the SEC, will be posted on PSEG's website, www.pseg.com/investor/governance.

Proposal 1

ELECTION OF DIRECTORS

       The Board of Directors is divided into three classes of as nearly equal numbers of directors as possible. As a result of this classification of directors, one class of directors is elected each year for a three-year term. Directors whose terms expire are eligible for renomination and will be considered by the Corporate Governance Committee in accordance with its policies, which are described above under “Corporate Governance—Committees of the Board,” and subject to the retirement policy for directors mentioned above.

       The present terms of the three directors included in Class I of the Board of Directors, Caroline Dorsa, E. James Ferland and Albert R. Gamper, Jr., expire at the 2006 Annual Meeting. Each has been nominated to serve as a director in Class I for a three-year term, which will expire at the 2009 Annual Meeting.

       In addition, effective October 1, 2006, the Board of Directors increased the size of the Board from 9 to 10 and elected Ralph Izzo a director of PSEG and President and Chief Operating Officer. Mr. Izzo's initial term as a director expires at the 2006 Annual Meeting. He has been nominated to serve as a director in Class III, for a term expiring in 2008.

       Therefore, at this year's meeting, directors will be elected to fill three positions in Class I to serve until the 2009 Annual Meeting, and one director will be elected to fill one position in Class III to serve until the 2008 Annual Meeting, in each case until their respective successors are elected and qualified. All nominees, except Mr. Izzo, were elected to their present terms by the stockholders. The present term of Class II of the Board of Directors expires at the 2007 Annual Meeting and the present term of Class III expires at the 2008 Annual Meeting. Directors in Class II and Class III, except Mr. Izzo, will not be elected at the 2006 Annual Meeting.

       The By-Laws of PSEG currently provide that the Board of Directors shall consist of not less than three nor more than 16 directors as shall be fixed from time to time by the Board. The number of directors is currently set at ten.

       The nominees listed below were selected by the Board of Directors upon the recommendation of the Corporate Governance Committee. Proxies will be voted for these nominees, unless authority to vote for one or more of them shall have been withheld by so marking the enclosed proxy form or so indicating when voting by telephone or Internet.

       If at the time of the meeting any of the nominees listed below should be unable to serve, which is not anticipated, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees, unless the number of directors constituting a full Board is reduced.

       There is shown as to each nominee, and as to each director whose term of office will continue after the 2006 Annual Meeting, the period of service as a director of PSEG, age as of the date of the Annual Meeting, present committee memberships, business experience during at least the last five years and other present directorships. Beneficial ownership of PSEG Common Stock is shown under “Security Ownership of Directors, Management and Certain Beneficial Owners.” During 2005, each nominee and each other director attended more than 81% of the aggregate number of Board meetings and committee meetings on which he or she served. Each nominee and each other director attended the 2005 Annual Meeting of Stockholders.

Nominees For Election As Director

Class I—Nominees For Terms Expiring in 2009

Caroline Dorsa	CAROLINE DORSA has been a director since February 2003. Age 47. Member of Audit Committee, Corporate Governance Committee and Finance Committee. Director of PSE&G. Has been Vice President and Treasurer of Merck & Co., Inc., Whitehouse Station, New Jersey (discovers, develops, manufactures and markets human and animal health products) since December 1996. Was Treasurer from January 1994 to November 1996 and Executive Director of the U. S. Human Health Marketing subsidiary of Merck & Co., Inc. from June 1992 to January 1994.

E. James Ferland	E. JAMES FERLAND has been a director since July 1986. Age 64. Chair of Executive Committee. Chairman of the Board and Chief Executive Officer of PSEG since October 2006. Was Chairman of the Board, President and Chief Executive Officer of PSEG from July 1986 to September 2006. Chairman of the Board and Chief Executive Officer of PSE&G since July 1986, Chairman of the Board and Chief Executive Officer of Energy Holdings since June 1989, Chairman of the Board and Chief Executive Officer of Power since June 1999 and Chairman of the Board and Chief Executive Officer of Services since November 1999.

Albert R. Gamper, Jr.	ALBERT R. GAMPER, JR. has been a director since December 2000. Age 64. Chair of Audit Committee and member of Executive Committee, Finance Committee and Nuclear Committee. Director of PSE&G. Until retirement, was Chairman of the Board of CIT Group, Inc., Livingston, New Jersey (commercial finance company), from July 2004 until December 2004. Was Chairman of the Board and Chief Executive Officer of CIT Group, Inc. from September 2003 to July 2004. Was Chairman of the Board, President and Chief Executive Officer of CIT Group, Inc. from June 2002 to September 2003 and was President and Chief Executive Officer of CIT Group, Inc. from February 2002 to June 2002. Was President and Chief Executive Officer of Tyco Capital Corporation from June 2001 to February 2002. Was Chairman of the Board, President and Chief Executive Officer of CIT Group, Inc., from January 2000 to June 2001. Was President and Chief Executive Officer of CIT Group, Inc. from December 1989 to December 1999. Trustee to the Fidelity Group of Funds.

Class III—Nominee For Term Expiring in 2008

Ralph Izzo	RALPH IZZO has been a director since October 2006. Age 48. Director of PSE&G, Energy Holdings and Power. Has been President and Chief Operating Officer of PSEG since October 2006. Was President and Chief Operating Officer of PSE&G from October 2003 to October 2006 and was a Vice President in charge of various functions, including Corporate Planning, Appliance Services and Utility Operations from March 1998 to October 2003.

Directors Whose Terms Continue Beyond the 2006 Annual Meeting
and Who Are Not Subject to Election this Year

Class II—Directors Whose Terms Expire in 2007

Ernest H. Drew	ERNEST H. DREW has been a director since January 1993. Age 69. Chair of Corporate Governance Committee and member of Executive Committee, Nuclear Committee and Organization and Compensation Committee. Until retirement, was Chief Executive Officer of Industries and Technology Group—Westinghouse Electric Corporation, from July 1997 to December 1997. Was a Member, Board of Management, Hoechst AG, Frankfurt, Germany (manufactures pharmaceuticals, chemicals, fibers, film, specialties and advanced materials) from January 1995 to June 1997. Was Chairman of the Board and Chief Executive Officer of Hoechst Celanese Corporation, Somerville, New Jersey from May 1994 until January 1995, and President and Chief Executive Officer from January 1988 until May 1994. Director of Thomas & Betts Corporation, Ashland Inc. and UQM Technologies, Inc.

William V. Hickey	WILLIAM V. HICKEY has been a director since October 2001. Age 62. Member of Audit Committee, Finance Committee and Organization and Compensation Committee. Has been President and Chief Executive Officer of Sealed Air Corporation, Saddle Brook, New Jersey (manufactures food and specialty protective packaging materials and systems), since March 2000. Was President and Chief Operating Officer from December 1996 to February 2000 and, prior to that, Executive Vice President from 1994 to December 1996. Director of Sealed Air Corporation and Sensient Technologies Corporation.

Richard J. Swift	RICHARD J. SWIFT has been a director since December 1994. Age 62. Chair of Nuclear Committee and member of Corporate Governance Committee. Has been Chairman of the Financial Accounting Standards Advisory Council since January 2002. Was Chairman of the Board, President and Chief Executive Officer of Foster Wheeler Ltd., Clinton, New Jersey (provides design, engineering, construction, manufacturing, management, plant operations and environmental services) from April 1994 until October 2001. Was President and Chief Operating Officer of Foster Wheeler Ltd. from December 1992 to April 1994. Director of CVS Corporation, Hubbell Incorporated, Ingersoll-Rand Limited and Kaman Corporation.

Directors Whose Terms Continue Beyond the 2006 Annual Meeting
and Who Are Not Subject to Election this Year

Class III—Directors Whose Terms Expire in 2008

Conrad K. Harper	CONRAD K. HARPER has been a director since May 1997. Age 65. Chair of Finance Committee and member of Nuclear Committee and Organization and Compensation Committee. Director of PSE&G. Of counsel to the law firm of Simpson Thacher & Bartlett LLP, New York, New York since January 2003. Was a partner from October 1996 to December 2002 and from October 1974 to May 1993. Was Legal Adviser, U.S. Department of State from May 1993 to June 1996. Director of New York Life Insurance Company.

Shirley Ann Jackson	SHIRLEY ANN JACKSON has been a director since June 2001. Age 60. Chair of Organization and Compensation Committee and member of Audit Committee and Finance Committee. Has been President of Rensselaer Polytechnic Institute since July 1999. Was previously a director of PSEG from 1987 to 1995, prior to becoming Chair, U.S. Nuclear Regulatory Commission, from July 1995 to July 1999. Was Professor of Theoretical Physics, Rutgers University and a consultant in semiconductor theory to AT&T Bell Laboratories from 1991 to 1995. Director of FedEx Corporation, IBM Corporation, Marathon Oil Corporation, Medtronic, Inc. and the New York Stock Exchange, Inc.

Thomas A. Renyi	THOMAS A. RENYI has been a director since February 2003. Age 60. Member of Audit Committee, Corporate Governance Committee, Finance Committee and Organization and Compensation Committee. Has been Chairman of the Board and Chief Executive Officer of The Bank of New York Company, Inc., New York, New York and The Bank of New York, New York, New York (provider of banking and other financial services to corporations and individuals) since February 1998. Was President and Chief Executive Officer of The Bank of New York Company, Inc. from July 1997 to January 1998 and President of The Bank of New York from March 1992 to June 1997. Was President and Chief Executive Officer of The Bank of New York from January 1996 to January 1998 and President and Chief Operating Officer from December 1994 to December 1995. Director of The Bank of New York Company, Inc. and The Bank of New York.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Directors and Management

      The following table sets forth, as of September 29, 2006, the record date, beneficial ownership of PSEG Common Stock, including options, by the directors and executive officers named in the table appearing under “Executive Compensation.” None of these amounts exceeds 1% of the Common Stock outstanding.

Name	Amount and Nature of Beneficial Ownership
Frank Cassidy	81,983	(1)
Caroline Dorsa	5,344	(2)
Robert J. Dougherty, Jr.	68,921	(3)
Ernest H. Drew	14,012	(4)
E. James Ferland	1,285,289	(5)
Albert R. Gamper, Jr.	7,671	(6)
Conrad K. Harper	9,445	(7)
William V. Hickey	6,594	(8)
Ralph Izzo	283,478	(9)
Shirley Ann Jackson	5,702	(10)
Thomas M. O'Flynn	267,950	(11)
Thomas A. Renyi	4,844	(12)
Richard J. Swift	12,755	(13)
All directors and executive officers as a group (16 persons)	2,204,392	(14)

(1)	Includes the equivalent of 2,152 shares held under PSEG Thrift and Tax-Deferred Savings Plan. Includes 22,334 shares of restricted stock awarded pursuant to the 2004 LTIP. Includes options to purchase 43,000 shares, 32,000 of which are currently exercisable.

(2)	Includes 3,400 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below. Includes 500 shares jointly owned with husband.

(3)	Includes the equivalent of 1,193 shares held under PSEG Thrift and Tax-Deferred Savings Plan. Includes 22,334 shares of restricted stock awarded pursuant to 2004 LTIP. Includes options to purchase 11,000 shares, none of which are currently exercisable. Includes 7,034 shares jointly owned with wife.

(4)	Includes 6,800 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below.

(5)	Includes the equivalent of 16,371 shares held under PSEG Thrift and Tax-Deferred Savings Plan. Includes 100,734 shares of restricted stock awarded pursuant to 2004 LTIP. Includes options to purchase 866,000 shares, 821,000 of which are currently exercisable. Includes 210,000 shares held in a trust.

(6)	Includes 3,800 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below.

(7)	Includes 5,600 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below.

(8)	Includes 3,800 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below.

(9)	Includes the equivalent of 342 shares held under the Thrift Plan. Includes 25,001 shares of restricted stock awarded pursuant to the 2004 LTIP. Includes 47,135 held in a trust.

(10)	Includes 3,800 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below.

(11)	Includes the equivalent of 16 shares held under PSEG Thrift and Tax-Deferred Savings Plan. Includes 22,334 shares of restricted stock awarded pursuant to the 2004 LTIP. Includes options to purchase 188,000 shares, 177,000 of which are currently exercisable. Includes 21,000 shares held in a trust.

(12)	Includes 3,400 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below.

(13)	Includes 6,200 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below.

(14)	Includes the equivalent of 20,289 shares held under PSEG Thrift and Tax-Deferred Savings Plan. Includes options to purchase 1,407,266 shares, 1,151,733, of which are currently exercisable. Includes 261,688 shares of restricted stock. Includes 278,135 shares held in trusts.

Certain Beneficial Owners

      The following table sets forth, as of September 29, 2006, beneficial ownership by any person or group known to PSEG to be the beneficial owner of more than five percent of PSEG Common Stock. According to the Schedules 13G filed by these owners with the SEC, these securities were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of PSEG and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Name and Address	Amount and Nature of Beneficial Ownership		Percent

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071-1447	22,896,300	(1)	9.6	%(1)

(1)	As reported on Schedule 13G filed February 10, 2006.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      During 2005, no director or executive officer of PSEG was late in filing a Form 3, 4 or 5 in accordance with the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, with regard to transactions involving PSEG Common Stock.

EXECUTIVE COMPENSATION

      The following table sets forth compensation paid or awarded to the Chief Executive Officer (CEO) and the four most highly compensated executive officers of PSEG as of December 31, 2005 for all services rendered to PSEG and its subsidiaries and affiliates during each year indicated.

Summary Compensation Table

		Annual Compensation Awards		Long-Term Compensation Awards
Name and Principal Position	Year(1)	Salary ($)	Bonus/Annual Incentive Award ($)(2)	Restricted Stock ($)(3)(4)		Options (#)(6)	All Other Compensation ($)(7)
E. James Ferland Chairman of the Board and Chief Executive Officer of PSEG	2005 2004 2003	1,075,965 1,081,138 1,006,227	1,332,700 753,200 1,440,000	6,645,900 949,050 0	(5)	0 135,000 0	51,813 6,152 6,002
Robert J. Dougherty, Jr. President and Chief Operating Officer of Energy Holdings	2005 2004 2003	582,814 584,539 547,945	480,900 342,400 460,400	1,453,795 235,125 0	(5)	0 33,000 0	5,252 6,002 5,001
Thomas M. O'Flynn Executive Vice President and Chief Financial Officer of PSEG	2005 2004 2003	533,002 532,809 488,170	395,800 316,100 441,000	1,453,795 235,125 0	(5)	0 33,000 0	10,955 8,202 8,005
Ralph Izzo President and Chief Operating Officer of PSE&G(8)	2005 2004 2003	498,133 465,562 304,051	366,300 350,500 282,800	1,648,585 235,125 0	(5)	0 33,000 250,000	14,937 8,204 8,003
Frank Cassidy President and Chief Operating Officer of Power	2005 2004 2003	523,039 488,170 468,243	356,000 131,300 306,100	1,453,795 235,125 0	(5)	0 33,000 0	8,652 5,127 5,002

(1)	Payments in 2005 and 2003 were for 26 biweekly pay periods; payment in 2004 was for 27 biweekly pay periods.
(2)	Amounts awarded were earned under the Restated and Amended Management Incentive Compensation Plan and determined and paid in the following year.
(3)	Value as of original award date, based on the respective closing prices on the NYSE of $51.56 on January 18, 2005, of $65.89 on December 20, 2005 and of $42.75 on May 3, 2004, with one-third of each of the 2005 share awards vesting, respectively, on each January 18 and December 20 of the succeeding three years and with one-third of the share award in 2004 vesting on December 31 of that year and the succeeding two years. Dividends on the shares awarded are paid in cash from the date of the award. The fair market value of the PSEG Common Stock at the time of vesting on December 31, 2005 and 2004 was $64.97 and $52.31, respectively.
(4)	At December 31, 2005, each of the following individuals named had (i) unvested shares of restricted stock and (ii) unvested performance units denominated in shares of stock and payable in cash or stock at the discretion of the Organization and Compensation Committee, subject to achievement of performance goals for a three-year period ending December 31, 2006 (value represents number of shares/units multiplied by the closing price of the NYSE of $64.97).
	Unvested Restricted Stock		Unvested Performance Units
Name	#	$	#	$
E. James Ferland	100,734	6,544,688	23,899	1,552,718
Robert J. Dougherty, Jr	22,334	1,451,040	5,921	384,687
Thomas M. O'Flynn	22,334	1,451,040	5,921	384,687
Ralph Izzo	25,001	1,624,315	5,921	384,687
Frank Cassidy	22,334	1,451,040	5,921	384,687

(5)	Reflects awards for two years' compensation. The general practice of the Organization and Compensation Committee has been to grant equity awards at the end of a calendar year in connection with establishing key employee compensation for the following calendar year. However, no awards were made in December 2003, pending stockholder consideration of the approval of the 2004 Long-Term Incentive Plan (2004 LTIP) at the 2004 Annual Meeting. Following receipt of such approval, the Committee granted restricted stock awards in May 2004. No awards under the 2004 LTIP were made in December 2004 due to the ongoing Merger negotiations with Exelon Corporation (Exelon). Following announcement of the planned Merger, the Committee granted restricted stock awards in January 2005 in connection with compensation for 2005. The restricted stock awards granted by the Committee in December 2005 were in connection with compensation for 2006. All were in keeping with the general practices noted above.
(6)	All grants of options to purchase shares of PSEG Common Stock were non-qualified options.
(7)	Amounts for 2004 and 2003 solely represent employer contributions to the PSEG Thrift and Tax Deferred Savings Plan. Amounts for 2005 include employer contributions to the PSEG Thrift and Tax-Deferred Savings Plan and interest on compensation deferred under PSEG's Deferred Compensation Plan in excess of 120% of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code as follows:
	Ferland ($)	Dougherty ($)	O'Flynn ($)	Izzo ($)	Cassidy ($)
Employer Thrift Plan Contributions	6,301	5,252	8,405	8,402	8,305
Interest on Deferred Compensation	45,512	0	2,550	6,535	347

Total	51,813	5,252	10,955	14,937	8,652

(8)	Mr. Izzo was elected to this position effective October 18, 2003. Effective October 1, 2006, Mr. Izzo was elected President and Chief Operating Officer of PSEG.

Option Grants in Last Fiscal Year (2005)

	Option Grants in Last Fiscal Year
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)
E. James Ferland	0	N/A	N/A	N/A	N/A
Robert J. Dougherty, Jr.	0	N/A	N/A	N/A	N/A
Thomas M. O'Flynn	0	N/A	N/A	N/A	N/A
Ralph Izzo	0	N/A	N/A	N/A	N/A
Frank Cassidy	0	N/A	N/A	N/A	N/A

Aggregated Option Exercises in Last Fiscal Year (2005) and
Fiscal Year End Option Values (12/31/05)

			Number of Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options At Fiscal Year-End($)
Name	Shares Acquired on Exercise (#)(1)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)(2)	Unexercisable ($)(2)
E. James Ferland	334,000	10,362,467	1,176,000	90,000	29,725,721	1,999,800
Robert J. Dougherty, Jr.	500,000	9,784,883	196,000	22,000	4,445,274	488,840
Thomas M. O'Flynn	186,667	4,258,865	334,333	72,000	7,203,509	1,448,840
Ralph Izzo	156,333	3,310,888	72,667	172,000	1,845,731	4,118,840
Frank Cassidy	450,000	9,927,048	321,000	22,000	7,058,712	488,840

(1)	Reflects options exercised through December 31, 2005.
(2)	Represents difference at December 31, 2005 between market price of PSEG Common Stock ($64.97) and the respective exercise prices of the options. Such amounts may not necessarily be realized. Actual values which may be realized, if any, upon any exercise of such options will be based on the market price of PSEG Common Stock at the time of any such exercise and thus are dependent upon future performance of PSEG Common Stock.

Employment Contracts and Arrangements

      PSEG entered into an employment agreement dated as of June 16, 1998 and amended as of November 20, 2001 with Mr. Ferland (together, the Original Ferland Employment Agreement) covering his employment as Chief Executive Officer through March 31, 2007. The Original Ferland Employment Agreement provides that Mr. Ferland will be renominated for election as a director during his employment under the Original Ferland Employment Agreement. The Original Ferland Employment Agreement also provides that Mr. Ferland's base salary, target annual incentive bonus and long-term incentive bonus will be determined based on compensation practices for CEOs of similar companies and that his annual salary will not be reduced during its term. The Original Ferland Employment Agreement also provided for an award to him of 150,000 shares of restricted PSEG Common Stock as of June 16, 1998 and 60,000 shares of restricted PSEG Common Stock as of November 20, 2001, with 60,000 shares vesting in 2002; 20,000 shares vesting in 2003; 30,000 shares vesting in 2004; 40,000 shares vesting in 2005; 30,000 shares vesting in 2006; and 30,000 shares vesting in 2007. The Original Ferland Employment Agreement provides for the granting of 22 years of pension credit for Mr. Ferland's prior experience, which was awarded at the time of his initial employment.

      Provisions of a Second Amendment dated as of December 20, 2004, are not applicable following termination of the proposed merger with Exelon. Mr. Ferland's term of employment continues through March 31, 2007, at which time he has agreed to retire.

      When Mr. Ferland retires at the end of his term of employment on March 31, 2007, he will be fully vested in any outstanding shares of restricted stock and any other equity awards he received as a long-term incentive award, and he will be paid any previously deferred compensation. He will not receive any special severance payments on retirement.

      PSEG entered into an employment agreement dated as of April 18, 2001 and amended as of December 21, 2001 with Mr. O'Flynn (the O'Flynn Employment Agreement) covering his employment as Executive Vice President and Chief Financial Officer. The term of the O'Flynn Employment Agreement continues until July 1, 2007, with an additional year added to the term annually unless a notice of non-renewal is given by Mr. O'Flynn or PSEG at least 90 days in advance of such date. In the event of a “change in control” (as defined in such agreement) the term of Mr. O'Flynn's employment is automatically continued until the second anniversary of the change in control. The O'Flynn Employment Agreement provides that Mr. O'Flynn's base salary, target annual incentive bonus and long-term incentive bonus will be determined based on compensation practices of similar companies and that his annual salary will not be reduced during its term. The O'Flynn Employment Agreement also provided for an award to him of 100,000 shares of restricted PSEG Common Stock and all of which have fully vested. The O'Flynn Employment Agreement awarded Mr. O'Flynn 250,000 options of PSEG Common Stock, all of which are fully vested and expire on July 1, 2011. The O'Flynn Employment Agreement also awarded 50,000 options, all of which have fully vested. The O'Flynn Employment Agreement provides for the granting, upon the completion of five years of service with PSEG, of 15 years of pension credit for Mr. O'Flynn's prior experience.

      PSEG entered into an employment agreement with Mr. Izzo dated October 18, 2003, covering his employment as President and Chief Operating Officer of PSE&G and other executive positions through October 18, 2008. The agreement provides that his base salary, target annual incentive bonus and long-term incentive bonus will be determined based on compensation practices of similar companies and that annual salary will not be reduced during its term, and awarded him 250,000 options of PSEG Common Stock, 50,000 of which vest on October 18 from 2004 through 2008, and expire on October 18, 2013, provided he has remained continuously employed by PSEG through each such vesting date.

      Each of the agreements discussed above further provides that if the individual is terminated without “cause” or resigns for “good reason” (as those terms are defined in each agreement) during the term of such agreement, the respective entire restricted stock award and/or entire option award becomes vested, the individual will be paid a benefit of two times base salary and target bonus, and his welfare benefits will be continued for two years unless he is sooner employed. In the event such a termination occurs after a “change in control” (also as defined in each agreement), the payment to the individual becomes three times the sum of salary and target bonus, continuation of welfare benefits for three years unless sooner reemployed, payment of the net present value of providing three years additional service under PSEG's retirement plans and a gross-up for excise taxes due under the Internal Revenue Code on any termination payments. Each of the agreements provides that the individual is prohibited for one year (two years for Mr. Ferland) from competing with and for two years from recruiting employees from, PSEG or its subsidiaries or affiliates, after termination of employment. Violation of these provisions requires a forfeiture of the respective restricted stock and option grants and certain benefits.

      Upon the expiration of their previous employment agreements in 2005, Messrs. Cassidy and Dougherty were made participants in the Key Executive Severance Plan (the Severance Plan). The Severance Plan provides change in control severance benefits to certain elected officers of PSEG whose employment is terminated without “cause” or who resign their employment for “good reason” within two years after a change in control, which would include the consummation of the Merger. Under the Severance Plan, Messrs. Cassidy and Dougherty, if they are terminated without “cause” or resign their employment for “good reason” within two years after a change in control, will receive (1) a pro rata bonus based on their respective target annual incentive compensation, (2) three times the sum of their respective salary and target incentive bonus, (3) accelerated vesting of equity-based awards, (4) a lump sum payment equal to the actuarial equivalent of their respective benefits under all of PSEG's retirement plans in which the participant participates calculated as though the participant remained employed for three years beyond the date his employment terminates less the actuarial equivalent of such benefits on the date his employment terminates, (5) three years continued welfare benefits (the first 18 months of which will be provided through PSEG-paid COBRA continuation coverage), (6) one year of PSEG-paid outplacement services and (7) vesting of any compensation previously deferred.

Compensation Committee Interlocks and Insider Participation

      During 2005, each of the following individuals served as a member of the Organization and Compensation Committee: Shirley Ann Jackson, Chair, Ernest H. Drew, Conrad K. Harper, William V. Hickey and Thomas A. Renyi. During 2005, no member of the Organization and Compensation Committee was an officer or employee or a former officer or employee of any PSEG company. No officer of PSEG served on the compensation committee of any of the companies for which any of these individuals served as an officer.

Compensation of Directors and Certain Business Relationships

      During 2005, each director who was not an officer of PSEG or its subsidiaries and affiliates was paid an annual retainer of $50,000 and a fee of $1,500 for attendance at any Board or committee meeting, inspection trip, conference or other similar activity relating to PSEG or PSE&G. Pursuant to the Compensation Plan for Outside Directors, a certain percentage, currently fifty percent, of the annual retainer is paid in shares of PSEG Common Stock. No additional retainer is paid for service as a director of PSE&G. Each Committee Chair received an additional annual retainer of $5,000, except for the Chair of the Audit Committee, who received $10,000. In addition, each member of the Audit Committee received an additional annual retainer of $5,000.

      PSEG also maintains a Stock Plan for Outside Directors pursuant to which directors who are not employees of PSEG or its subsidiaries receive shares of restricted stock for each year of service as a director. For 2005, this amount was 1,000 shares. Such shares held by each non-employee director are included in the table above under the heading “Security Ownership of Directors, Management and Certain Beneficial Owners.”

      The restrictions on the shares of PSEG Common Stock granted under the Stock Plan for Outside Directors provide that the shares are subject to forfeiture if the director leaves service at any time prior to the Annual Meeting of Stockholders following his or her 72nd birthday. This restriction would be deemed to have been satisfied if the director's service were terminated after a “change in control” as defined in the Plan or if the director were to die in office. PSEG also has the ability to waive these restrictions for good cause shown. Restricted stock may not be sold or otherwise transferred prior to the lapse of the restrictions. Dividends on shares of PSEG Common Stock held subject to restrictions are paid directly to the director and the director has the right to vote the shares of PSEG Common Stock.

Compensation Pursuant to Pension Plans

      The table below illustrates annual retirement benefits for executive officers expressed in terms of single life annuities based on the average final compensation and service shown and retirement at age 65. A person's annual retirement benefit is based upon a percentage that is equal to years of credited service plus 30, but not more than 75%, times average final compensation at the earlier of retirement, attainment of age 65 or death. These amounts are reduced by Social Security benefits and certain retirement benefits from other employers. Pensions in the form of joint and survivor annuities are also available.

Pension Plan Table

	Length of Service
Average Final Compensation	30 Years	35 Years	40 Years	45 Years
600,000	360,000	390,000	420,000	450,000
700,000	420,000	455,000	490,000	525,000
800,000	480,000	520,000	560,000	600,000
900,000	540,000	585,000	630,000	675,000
1,000,000	600,000	650,000	700,000	750,000
1,100,000	660,000	715,000	770,000	825,000
1,200,000	720,000	780,000	840,000	900,000
1,300,000	780,000	845,000	910,000	975,000
1,400,000	840,000	910,000	980,000	1,050,000
1,500,000	900,000	975,000	1,050,000	1,125,000

      Average final compensation, for purposes of retirement benefits of executive officers, is generally equivalent to the average of the aggregate of the salary and bonus amounts reported in the Summary Compensation Table above under “Annual Compensation” for the five years preceding retirement, not to exceed 150% of the average annual salary for such five year period. Messrs. Ferland, Dougherty, O'Flynn, Cassidy and Izzo will have accrued approximately 48, 48, 44, 48 and 36 years of credited service, respectively, as of age 65.

ORGANIZATION AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

      The compensation program for executive officers of PSEG and its subsidiaries is administered by the PSEG Organization and Compensation Committee of the PSEG Board of Directors. The PSEG Organization and Compensation Committee operates under a written charter adopted by the PSEG Board of Directors, a copy of which is posted on PSEG's website, www.pseg.com/investor/governance. During 2005, the Committee consisted solely of independent directors. Compensation plans developed by the Committee are approved by the full PSEG Board of Directors. Administration of the plans is the responsibility of the PSEG Organization and Compensation Committee.

      The Committee's philosophy on executive compensation is to base compensation on the value and level of performance of the executive and to link compensation to shareholder value. To achieve this result, the Committee has developed and administers several pay delivery systems designed to focus executive efforts on improving corporate performance. These systems include base salary, an annual incentive compensation plan and a long-term incentive compensation plan. Over the past several years, the Committee has shifted the relationship of these elements to place a higher portion on long-term compensation to increase the linkage of executive compensation with long-term shareholder value. The 2004 Long-Term Incentive Plan permits the use of several long-term incentive compensation components, such as performance shares, restricted stock and stock options. In 2005, the Committee decided to grant all long-term compensation in the form of restricted stock. In light of the pending Merger with Exelon, stock options and performance shares were not awarded. Also included as compensation are a deferred compensation plan, employer contributions to a 401(k) plan and an employee stock purchase plan. Changes in the law governing deferred compensation did not impact the Committee's compensation decisions in 2005.

      Base salary levels are reviewed annually using compensation data compiled by outside compensation experts for similar positions and comparable companies. The utilities surveyed include some of, but are not limited to, those included in the Dow Jones Utilities Index. Most of the general industry companies surveyed are included in the S&P 500 Composite Stock Price Index. Each of these indices is shown in the Performance Graph below. For PSE&G positions, market data is reviewed for large electric and gas utilities, as well as for general industry. For PSEG Power, data for energy services and relevant general industry is utilized, while for PSEG Energy Holdings and PSEG Services positions, relevant general industry data is taken into consideration. Individual performance of the executive with respect to corporate performance criteria is determined and taken into account when setting salaries against the competitive market data. Such corporate performance criteria include attainment of business unit plans and financial targets, as well as individual measures for each executive officer related to such person's area of responsibility. In addition, factors such as leadership ability, managerial skills and other personal aptitudes and attributes are considered. Base salaries for satisfactory performance are targeted at the median of the competitive market. Generally, for 2005, base salaries were increased from 2004 levels to reflect general market adjustments for comparable positions.

      For fiscal year 2005, the base salary of E. James Ferland, Chairman of the Board, President and Chief Executive Officer, based on overall performance and consideration of market data, was set at a rate which was approximately the median of comparable size energy companies. Since the incentive compensation plans discussed below have been based in part upon a percentage of salary, these elements of Mr. Ferland's compensation may be affected by increases in salary. In determining base salary for Mr. Ferland, individual performance in relation to corporate performance factors such as achievement of business plans, including progress on completion of the Merger, financial results, safety, human resources management, nuclear operations and civic leadership are considered.

      The Restated and Amended Management Incentive Compensation Plan is designed to motivate and reward executives for both achievement of individual goals and overall company results and operates as an incentive compensation pool plan pursuant to which an award fund is established by the Committee each year. The maximum award fund in any year is 2.5% of PSEG's net income. Mr. Ferland's maximum award cannot exceed 10% of the award fund and the maximum award for other participants cannot exceed 90% of the award fund divided by the number of participants, other than Mr. Ferland, for that plan year. The Committee has the authority to reduce the award of any participant below the maximum award otherwise payable based upon criteria it deems appropriate. When considering whether to reduce the award of any executive officer below the maximum allowed under the plan for 2005, the Committee considered a combination of corporate results, business factors and individual results including financial and business performance, business strategy and planning, including Merger and business integration, customer operations, corporate governance, including Sarbanes-Oxley compliance, health and safety, management of corporate support services, cost savings and legal and environmental performance.

      Annual awards are determined within 120 days after the end of the fiscal year. Awards for 2005 performance, including Mr. Ferland's, were determined in January 2006. The Committee determined to reduce Mr. Ferland's and the other executive officers' awards below the maximum allowed based on its evaluation of the factors enumerated above.

      The 2004 Long-Term Incentive Plan is designed to provide a direct linkage between the executive's interests and increases in shareholder value by encouraging certain executives of PSEG and its subsidiaries to increase their ownership of PSEG Common Stock through a variety of components, including the grant of stock options, restricted stock and performance units.

      Grant levels are determined by the Committee based upon several factors including the participant's ability to contribute to the overall success of PSEG and its subsidiaries and competitive market data. The level of grants is reviewed annually by the Committee. The Committee does not consider prior awards when determining grants.

      In 2005 Mr. Ferland was granted 115,000 shares of restricted stock, reflecting awards for two years' compensation. The general practice of the Committee has been to grant equity awards at the end of a calendar year in connection with establishing key employee compensation for the following calendar year. No awards under the 2004 LTIP were made in December 2004 due to the ongoing merger negotiations. Following announcement of the planned merger, the Committee granted restricted stock awards in January 2005, including 65,000 to Mr. Ferland, in connection with compensation for 2005. The Committee granted restricted stock awards in December 2005, including 50,000 to Mr. Ferland, in connection with compensation for 2006. Both grants were below the median of the comparative market data.

      Mr. Ferland has been awarded 210,000 shares of restricted PSEG Common Stock under the Original Ferland Employment Agreement, which shares vest in stages annually through 2007. The award was designed to align his interests with an increase in shareholder value and to incent him to remain with PSEG as Chief Executive Officer through March 31, 2007.

      Section 162(m) of the Internal Revenue Code generally denies a deduction for United States federal income tax purposes for compensation in excess of $1 million for named executive officers, except for compensation pursuant to shareholder-approved performance-based plans. Shareholder approval of the 2004 Long-Term Incentive Plan was received at the 2004 Annual Meeting of Shareholders. Shareholder approval of the 2001 Long-Term Incentive Plan and the Restated and Amended Management Incentive Compensation Plan was received at the 2002 Annual Meeting of Shareholders. As a result, performance-based compensation under these plans is not now subject to the limitation on deductions contained in Section 162(m) of the Internal Revenue Code. In 2005, for purposes of Section 162(m) of the Internal Revenue Code, Messrs. Ferland, Dougherty, O'Flynn, Izzo and Cassidy had compensation subject to the limits of Section 162(m) of the Internal Revenue Code, comprised primarily of base salary and the value realized from the exercise of certain prior stock option awards. The committee and PSEG will continue to evaluate executive compensation in light of Section 162(m) of the Internal Revenue Code.

      Members of the PSEG Organization and Compensation Committee:

      Shirley Ann Jackson, Chair
      Ernest H. Drew
      Conrad K. Harper
      William V. Hickey
      Thomas A. Renyi

      February 21, 2006

      AUDIT COMMITTEE REPORT

      The PSEG Audit Committee of the PSEG Board of Directors is composed solely of independent directors. It operates under a written charter adopted by the PSEG Board of Directors which is posted on PSEG's website, www.pseg.com/investor/governance. It is annually reviewed and assessed for adequacy by the PSEG Audit Committee.

      Management is responsible for PSEG's financial statements and internal controls. The Independent Registered Public Accountant of PSEG, Deloitte & Touche LLP, reports directly to the PSEG Audit Committee and is responsible for performing an independent audit of PSEG's annual consolidated financial statements in accordance with the standards of Public Company Accounting Oversight Board (U.S.) and on management's assessment of internal controls and for issuing reports thereon. The Committee's overall responsibility is to assist the PSEG Board of Directors in overseeing the quality and integrity of the accounting, auditing and financial reporting practices.

      In performance of its responsibilities, the Committee has met and held discussions with management, the internal auditors and the independent auditor. The Committee periodically meets privately with the internal auditors and with the independent auditor, and also meets in executive session with only Committee members present.

      Management has represented to the Committee that PSEG's consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Committee has reviewed and discussed the consolidated audited financial statements with management, the internal auditors and the independent auditor. The Committee discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and other requirements, including the following:

•	methods used to account for significant transactions;

•	the effect of significant accounting policies in emerging areas;

•	the process used by management in formulating accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of these estimates;

•	any disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements; and

•	critical accounting policies.

      The independent auditor also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the independent auditor the firm's independence with respect to PSEG and its management and discussed the internal controls and an assessment of the audits of Deloitte & Touche LLP by the Public Company Accounting Oversight Board. The Committee has also reviewed the requirements of the Sarbanes-Oxley Act of 2002 with respect to auditor independence and has defined the amount and scope of services that may be performed by Deloitte & Touche LLP consistent with maintaining that firm's independence. The PSEG Audit Committee requires that all services of Deloitte & Touche LLP be pre-approved by the Audit Committee or the Audit Committee Chair. The Committee has considered whether the independent auditor's provision of non-audit services to PSEG and the audit and non-audit fees paid to the independent auditor, are compatible with maintaining the independent auditor's independence. On the basis of its review, the Committee determined that the independent auditor has the requisite independence.

      Based on the Committee's discussions with management, the internal auditors and the independent auditor, the committee's review of the audited financial statements, the representations of management regarding the audited financial statements and the report of the independent auditor to the Committee, the Committee recommended to the PSEG board of directors that the audited financial statements be included in PSEG's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

      Members of the Audit Committee:

      Albert R. Gamper, Jr., Chair
      Shirley Ann Jackson
      Caroline Dorsa
      Thomas A. Renyi
      William V. Hickey
      Richard J. Swift

      February 22, 2006

FEES BILLED TO PSEG BY DELOITTE & TOUCHE LLP FOR 2005 AND 2004

      The appointment, termination, compensation and oversight of the work of the Independent Registered Public Accountants, Deloitte & Touche LLP, is the direct responsibility of the PSEG Audit Committee of the PSEG Board of Directors, which reviews their independence, the services provided and their fees, as well as peer review reports of their performance. All fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, Deloitte & Touche) for all services, audit and non-audit, provided to PSEG and its subsidiaries are pre-approved by the Audit Committee or its Chair.

Audit Fees

      The aggregate fees billed to PSEG and its subsidiaries by Deloitte & Touche for audit services rendered for the years ended December 31, 2005 and 2004 totaled $8,039,094 and $7,686,120, respectively. The fees were incurred for audits of the annual consolidated financial statements of PSEG and its subsidiaries, including the Annual Report on Form 10-K of PSEG and its subsidiaries, reviews of financial statements included in quarterly reports on Form 10-Q of PSEG and its subsidiaries and for services rendered in connection with certain financing transactions and fees for accounting consultations related to the application of new accounting standards and rules.

Audit Related Fees

      The aggregate fees billed to PSEG and its subsidiaries by Deloitte & Touche for audit related services rendered for the years ended December 31, 2005 and 2004 totaled $781,415 and $1,083,200, respectively, primarily related to audits of PSEG's employee benefit plans, performing certain attest services and, in 2004, due diligence related to the proposed merger with Exelon.

Tax Fees

      The aggregate fees billed to PSEG and its subsidiaries by Deloitte & Touche for tax compliance, tax planning and tax advice for the years ended December 31, 2005 and 2004 totaled $61,388 and $888,178, respectively.

All Other Fees

      The aggregate fees billed to PSEG and its subsidiaries by Deloitte & Touche for services other than the services described above totaled $150,860 for the year ended December 31, 2005, primarily for merger-related consultations and training sessions and $23,500 for the year ended December 31, 2004, primarily for assistance in certain litigation.

PERFORMANCE GRAPH

      The graph below shows a comparison of the five-year cumulative return assuming $100 invested on December 31, 2000 in PSEG Common Stock, the S&P Composite Stock Price Index, the Dow Jones Utilities Index and the S&P Electric Utilities Index.

5-Year Cumulative Total Comparative Returns—as of December 31, 2005

	2000	2001	2002	2003	2004	2005
PSEG	100.00	91.10	73.48	105.65	131.10	170.67
S&P 500	100.00	88.17	68.73	88.41	97.99	102.80
DJ Utilities	100.00	73.87	56.64	73.11	95.08	118.81
S&P Electrics	100.00	83.31	70.74	87.61	110.74	130.16

PSEG

S&P 500

DJ Utilities

S&P Electrics

2000

2001

2002

2003

2004

2005

200.00

150.00

100.00

50.00

0.00

Proposal 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

      The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP of Parsippany, New Jersey, as independent auditor to make the annual audit of the books of account and supporting records of PSEG for 2006, subject to the ratification of the stockholders at the Annual Meeting of Stockholders.

      Deloitte & Touche LLP has made the annual audit of the books of account since 1973. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they so desire and to respond to appropriate questions.

The Board of Directors recommends a vote FOR this proposal.

Proposal 3

STOCKHOLDER PROPOSAL

      The following proposal was submitted on September 28, 2005 in accordance with applicable SEC Rules. The proposal is printed exactly as it was submitted:

      John A. Dal Pan, BSES, MS; 154 McCosh Road, Upper Montclair, NJ 07043, record-holder of more than 7600 shares of Public Service Enterprise Group, Inc.: Mrs. Maria S. Dias, BA, 2605 Heatherfield Lane, Reno, NV 89521, record-holder of more than 570 shares of Public Service Enterprise Group, Inc.; and/or Mrs. Jean Dal Pan, BSBA, 154 McCosh Road, Upper Montclair, NJ 07043, owner of more then 2500 shares of Public Service Enterprise Group, Inc. held in two brokerage accounts hereby informs the Company that any one of them intends to present the following proposal at the 2006 Annual Stockholder's Meeting:

      “Resolved: The shareholders of Public Service Enterprise Group (PSEG) and/or Exelon urge our Board of Directors and its Executive Compensation Committee to take the necessary steps to modify the system of compensation for senior executives to include:

(1)	Salary: The chief executive officer's salary should be targeted at the mean of salaries paid at similar companies, not to exceed $1,000,000.00 annually. No senior executive to exceed the CEO's compensation. If the mean of similar companies is determined to be higher then recommended compensation the Shareholders of the company will be informed which companies and what executive compensations are used in determining the compensation.
(2)	The annual bonus paid to senior executives should be based on well-defined quantitative (financial) and qualitative (non-financial) performance measures and capped at 25% of salary. The bases for bonuses should be published for Shareholders' review.
(3)	Long-term equity compensation to senior executives should be in the form of restricted shares, not stock options and should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. When such grants are made, explanations should be given to the Shareholders justifying in detail why such grants are made and deserved.

      Executive employment agreements and contracts should be published for shareholder review. Other perks received by Executives and Senior Management such as insurances not available to general employees, use of company facilities (vehicles, parking etc.), car allowances, beneficial values of Company owned tickets to NJPAC, Giant Stadium, Continental Arena, Bears Stadium, etc. and memberships to Country/Golf Clubs should be evaluated and added to the value of their Base compensation.”

Supporting statement:

      We believe that the compensation paid to senior executives at many companies, and in particular our Company, is excessive, unjustified, and contrary to the interest of PSEG and/or Exelon, their shareholders, and other equity interest.

      A similar proposal was made last year to the PSEG Board of Directors at the Stockholders meeting. The proposal received support from 11.4% of the voted shares. The support is respectable for a first time proposal. We believe this vote is without the support of the institutions and funds shareholders that traditionally support company managements. It indicated that there is strong long-term Shareholder's support for the intent of the proposal. The owners of the Company should know how their executives are compensated and why. The owners should be able to have a voice in how their money is spent and the company's operation.

      The suggested limits on compensation are not arbitrary. They are more than reasonable considering how excessive compensations have become. There is a definite need to bring executive compensation to a more reasonable level.

      The long term small Shareholders who invested in what they hoped was a stable Company that would pay them dividends over the years into their retirement are in jeopardy of losing their investment due to the greed of the Senior Executives and their Board of Directors.

      We urge you to vote FOR this proposal.

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

      The Board of Directors recommends a vote against this proposal because it believes arbitrary caps and restrictions on executive compensation are not in the best interests of PSEG or its stockholders. The Board of Directors believes that the Organization and Compensation Committee should retain flexibility to design appropriate compensation programs in light of current circumstances, including operations and goals for management, the regulatory environment and competitive practices. Further, the Board of Directors believes that the disclosure of executive compensation in accordance with SEC requirements provides stockholders with appropriate information with which to make informed decisions about PSEG.

      In accordance with its charter, the Organization and Compensation Committee, which is composed entirely of independent directors, is responsible for designing and administering the executive compensation programs. The Committee reviews with the Board the performance and compensation of senior executive officers. The Board of Directors and the Committee strongly support the concept of performance-based executive compensation arrangements that are designed to align executive compensation with long-term stockholder interests and are market competitive. For these reasons, the Committee has taken into account many of the features described in the stockholder proposal, including targeting the chief executive officer's salary against the median of similar companies, ensuring that annual bonuses are based on well-defined measures that are performance-based, providing for awards of restricted stock that vest over several years to encourage long-term equity-holdings by executives and ensuring detailed disclosure of executive compensation.

      The fundamental difference between the Organization and Compensation Committee's current executive compensation programs and the stockholder proposal is the lack of flexibility provided by the proposal. The Board of Directors believes that restricting potential incentive program features and capping compensation levels for executives would unduly restrict the Committee's choice among performance-based compensation arrangements. In fact, the caps proposed by the proponent are inconsistent with targeting compensation at the median of competitive companies and, if imposed, would make it difficult to attract and retain key executive personnel. Further, the short-term and long-term incentive compensation programs, which do not provide compensation caps as proposed by the stockholder proponent, have been overwhelmingly approved by PSEG stockholders.

      The Board of Directors also understands the importance of preserving flexibility in compensation so that the Committee can choose incentives that best balance the variety of goals that PSEG seeks to pursue through compensation arrangements. In choosing the appropriate compensation arrangement to use for executives, the Committee must consider many factors, such as the goals the Board of Directors has established for the company and management, tax, and accounting consequences of various arrangements, competitive practices of comparable companies and prevailing pay rates. The Board of Directors believes that limiting the committee's ability to design compensation programs and set competitive compensation levels in line with those of other companies would place PSEG at a significant competitive disadvantage in the recruitment and retention of top executives.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

      Stockholder proposals intended for inclusion in PSEG's Proxy Statement in connection with its 2007 Annual Meeting of Stockholders should be sent to Edward J. Biggins, Jr., Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171, and must be received by November 30, 2006.

DISCRETIONARY PROXY VOTING AUTHORITY

      If PSEG is not notified by January 24, 2007 of any proposal intended to be presented for consideration at the 2007 Annual Meeting of Stockholders, then the proxies named by PSEG with respect to that meeting shall have discretionary voting authority with respect to such proposal if presented at the meeting.

      If any matters not described in this Proxy Statement should come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote proxies given in said form in respect of any such matters in accordance with their best judgment. As of the date of this Proxy Statement, the Board of Directors and the management of PSEG did not know of any other matters which might be presented for stockholder action at the meeting.

SOLICITATION

      The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by PSEG. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of PSEG and its subsidiaries, none of whom will be directly compensated for such services, in person or by telephone, electronically or by facsimile. PSEG has also retained Morrow & Co. to assist in the distribution and solicitation of proxies from brokers, bank nominees, other institutional holders and certain large individual holders. The anticipated cost of such services is approximately $12,500, plus reimbursement of expenses.

ANNUAL REPORT ON FORM 10-K

      PSEG has also provided without charge to each person solicited, a copy of its Annual Report on Form 10-K for the year 2005, which has been filed with the SEC. Each such copy of PSEG's Annual Report on Form 10-K so furnished does not include any exhibits thereto, but is accompanied by a list briefly describing all such exhibits, and PSEG will furnish any such exhibit upon request and upon payment of the fee specified therefore. The Form 10-K is also available on PSEG's website www.pseg.com/investor. In addition, PSEG's Corporate Goverance Principles and the charters of its committees are posted on its website www.pseg.com/investor/governance. PSEG will furnish print copies of such materials upon request. Any such request should be made in writing to Morton A. Plawner, Treasurer, Public Service Enterprise Group Incorporated, 80 Park Plaza, T6B, P.O. Box 1171, Newark, New Jersey 07101-1171.

DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT
TO STOCKHOLDERS

      Stockholders can elect to view future Proxy Statements and Annual Reports electronically over the Internet instead of receiving paper copies in the mail. To do so, please log on to www.pseg.com/edelivery and follow the instructions. Each year, stockholders who choose this option will receive the Internet address where the materials can be found.

      Security holders sharing an address can request delivery of a single copy of Annual Reports or Proxy Statements if they are receiving multiple copies of Annual Reports or Proxy Statements by writing or phoning as noted above.

By Order of the Board of Directors,

EDWARD J. BIGGINS, JR. Secretary

October 2, 2006

Public Service Enterprise Group Incorporated
80 Park Plaza, Newark, New Jersey 07101-1171

APPENDIX 1
PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED 80 PARK PLAZA, P.O. BOX 1171 NEWARK, NEW JERSEY 07101-1171

VOTE BY INTERNET - www.proxyvotenow.com/pseg
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 20, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-866-242-0618
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 20, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Unless you have voted by Internet or by telephone, mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Public Service Enterprise Group Incorporated, c/o Proxy Services, P.O. Box 1997, New York, N.Y. 10116-1997.

To vote, mark boxes below as follows:☒				DETACH HERE. KEEP THIS PORTION FOR YOUR RECORDS

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

The Board of Directors recommends a vote “FOR” proposals 1 and 2.					To withhold authority to vote, mark “FOR ALL EXCEPT” and write the nominee’s number on the line below.

1.	ELECTION OF DIRECTORS:	For	Withhold	For All
	Nominee for Class I terms expiring in 2009 are:	All	All	Except
01) Caroline Dorsa 02) E. James Ferland 03) Albert R. Gamper, Jr.

Nominees for Class III term expiring in 2008 is:
04) Ralph Izzo

					For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as independent auditor for the year 2006.

The Board of Directors recommends a vote “AGAINST” proposal 3.
					For	Against	Abstain
3.	Stockholder proposal relating to Executive Compensation.

Please indicate if you plan to attend the Annual Meeting by marking appropriate box.		Yes		No	If you wish to include comments and/or address changes, please mark this box and write them on the back where indicated.

Signature				Signature (Joint Owners)			Date

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADMISSION TICKET

Public Service Enterprise Group Incorporated

2006 Annual Meeting of Stockholders

November 21, 2006 at 2:00 p.m.

(Registration Begins at 12:30 p.m.)

For wheelchair and hearing impaired seating, please see a host/hostess for assistance.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. Each stockholder may be asked to present valid picture indentification, such as a driver's license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

THANK YOU FOR VOTING.

Detach Here.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
November 21, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PSEG

The undersigned hereby appoints E. James Ferland, Ernest H. Drew and Richard J. Swift, and each or any of them, proxies of the undersigned, each with full power of substitution, to vote in their discretion (subject to any directions indicated on the reverse side of this proxy) at the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated (PSEG) to be held on November 21, 2006 and at all adjournments thereof, upon all matters which may come before the meeting or any adjournment, including the proposals set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. Said proxies are instructed to vote as set forth on the reverse side hereof with respect to said proposals.

Shares represented by this proxy will be voted in accordance with recommendations of the Board of Directors of PSEG as stated on the reverse side, unless otherwise indicated on the reverse, in which case they will be voted as marked. Information pertaining to each proposal is included in the Proxy Statement under proposals corresponding to the item numbers set forth on the reverse side.

If you have not voted by telephone or by the Internet, please mark your proxy on the reverse side, sign it and date it, and return it promptly in the envelope provided.

Address Changes/Comments:

(If you noted Address Changes/Comments above, please mark the corresponding box on the reverse side.)